Exhibit 99

 CDI Corp. Reports First Quarter 2004 Financial Results and Announces Dividend

    PHILADELPHIA, April 22 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the first quarter ended March 31, 2004 and announced a quarterly cash dividend.
    For the quarter ended March 31, 2004, the company reported net earnings of $4.9 million, or $0.25 per diluted share, on revenues of $256 million. The company also announced a quarterly dividend of $0.09 per share to be paid to all shareholders of record as of May 5, 2004. The dividend will be paid on May 19, 2004.
    "As we anticipated, revenues and earnings for the first quarter were essentially flat over the fourth quarter. Earnings were flat, despite absorbing a substantial rate increase in state unemployment insurance (SUI) costs and a settlement in excess of our reserve for a prior year SUI dispute," said President and Chief Executive Officer Roger H. Ballou. "Additionally, earnings in the first quarter were affected by unusually high bidding activity and contract start-up costs related to substantial new business wins that will produce revenue in the second quarter and throughout the balance of 2004. During the first quarter, revenue momentum accelerated primarily from increased job order flow in existing contracts. We anticipate this momentum will continue during the second quarter as clients increase capital expenditures to fund engineering projects and increase their rate of hiring for professional staff.
    "In 2003, we decided to integrate CDI Professional Services and CDI Engineering Solutions into a Business Solutions unit to better meet customer needs," said Ballou. "As a result of this integration, effective January 2004, CDI will announce results for four business segments: Business Solutions, AndersElite, Todays Staffing and Management Recruiters International (MRI). AndersElite, our U.K. subsidiary that was formerly part of CDI Professional Services, will be its own business segment. Todays Staffing and MRI remain unchanged. The new Business Solutions unit will operate through five key verticals: CDI-Aerospace, CDI-Government Services, CDI-Information Technology (IT) Services, CDI-Life Sciences and CDI-Process & Industrial. Our financial tables in this release reflect this new reporting structure."

    Business Unit Discussion
    The Business Solutions segment reported essentially flat sequential revenues and slightly lower profits. As previously mentioned, profits were affected by SUI and start-up costs. Activity picked up as the quarter progressed with incremental business growth in a number of our industry verticals.
    AndersElite revenue was up substantially year-over-year with much of the increase derived from favorable exchange rates, but down sequentially due to normal seasonality. Permanent and temporary placement activity accelerated in the later half of the quarter underscoring the continued strong demand in the U.K. construction and infrastructure market. We anticipate this strong demand will continue into the second quarter.
    MRI posted a solid increase in revenue and a significant sequential increase in operating profits. The revenue and operating profit increase was due to strong sequential growth in franchise sales, franchise royalties, growth in mid-management temporary staffing and lower operating expenses. New job orders and first-time interviews in the later half of the first quarter augur a possible upswing in permanent placement activity throughout the second quarter.
    Todays Staffing posted a sequential decline in revenue and profits for the quarter, principally due to seasonal factors and some continuing softness in local accounts until near the end of the quarter. However, sales momentum in the later part of the first quarter indicates a potential solidifying of fundamentals at Todays. We are optimistic these positive trends will continue into the second quarter.

    Corporate Summary
    Corporate overhead costs were up slightly from the fourth quarter, reflecting continuing discipline in the company's headquarter operations. During the quarter we improved our working capital position as evidenced by our increase in cash and short-term investments to $79 million.

    Business Outlook
    "We are optimistic that the economy may have reached a stage that will translate into increased capital investment and hiring," said Ballou. "As noted, we are seeing improving trends across our portfolio of businesses and, barring any unforeseen events, we would expect sequential revenue growth in the second quarter above 5 percent, which would also translate into the first positive quarterly year-over-year revenue growth since fourth quarter 2000."

    Financial Tables Follow

    Conference Call/Webcast
    CDI Corp. will conduct a conference call at 11 a.m. (EDT) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

    Company Information
    CDI Corp. (NYSE: CDI) is a provider of engineering and information technology outsourcing solutions and professional staffing. Its subsidiaries include Todays Staffing, AndersElite in the U.K., and Management Recruiters International, the world's largest executive search and recruitment organization. Visit CDI on the web at www.cdicorp.com

                            Safe Harbor Statement
    Certain information in this news release contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These include risks and uncertainties such as competitive market pressures, material changes in demand from larger customers, availability of labor, the company's performance on contracts, changes in customers' attitudes towards outsourcing, government policies or judicial decisions adverse to the staffing industry and changes in economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.

                          CDI CORP. AND SUBSIDIARIES
                     Consolidated Statements of Earnings
                                  Unaudited
                    (in thousands, except per share data)
                                                For the three months ended
                                             March 31,  December 31, March 31,
                                               2004         2003        2003
    Revenues                                $ 255,987     256,439     269,526
    Cost of services                          194,739     196,628     201,150
    Gross profit                               61,248      59,811      68,376
    Operating and administrative expenses      53,852      53,030      60,014
    Restructuring                                   -        (212)          -
    Operating profit                            7,396       6,993       8,362
    Interest income, net and other               (268)       (257)       (374)
    Earnings before income taxes                7,664       7,250       8,736
    Income tax expense                          2,728       2,240       3,276
    Net earnings                            $   4,936       5,010       5,460
    Diluted earnings per share              $    0.25        0.25        0.28
    Diluted number of shares                   19,937      20,043      19,554

                                             March 31,  December 31, March 31,
                                               2004         2003        2003
    Selected Balance Sheet Data:
    Cash, cash equivalents and short-term
     investments                            $  78,659      72,836      93,369
    Accounts receivable, net                $ 202,674     199,630     203,939
    Accounts receivable as a % of
     revenues                                    79.2%       77.8%       75.7%
    Current assets                          $ 299,691     289,694     322,135
    Total assets                            $ 408,494     401,562     436,108
    Current liabilities                     $  98,297      95,266     114,539
    Shareholders' equity                    $ 302,535     297,351     313,576

                                                For the three months ended
                                              March 31, December 31, March 31,
                                                2004        2003        2003
    Selected Cash Flow Data:
    Depreciation expense                    $   2,425       2,405       3,085
    Capital expenditures                    $   1,391       2,981       4,207
    Dividends paid                          $   1,765       1,759           -
    Selected Earnings and Other Financial Data:
    Revenues                                $ 255,987     256,439     269,526
    Gross profit                            $  61,248      59,811      68,376
    Gross profit margin                          23.9%       23.3%       25.4%
    Operating and administrative expenses
     as a percentage of revenue                  21.0%       20.7%       22.3%
    Corporate expenses                      $   3,128       2,960       3,429
    Corporate expenses as a percentage of
     revenue                                      1.2%        1.2%        1.3%
    Operating profit margin                       2.9%        2.7%        3.1%
    Effective income tax rate                    35.6%       30.9%       37.5%
    Pre-tax return on shareholders' equity
      last twelve months (a)                    10.8%       11.3%        6.0%
    (a) Current quarter combined with the three preceding quarters earnings before income taxes divided by the average shareholders' equity.

                                                For the three months ended
                                             March 31,  December 31, March 31,
                                               2004        2003        2003
    Selected Segment Data:
    Business Solutions
    Revenues                                $ 172,452     171,934     185,559
    Gross profit                               33,874      34,492      39,752
    Gross profit margin                          19.6%       20.1%       21.4%
    Operating profit                            6,224       6,827       7,950
    Operating profit margin                       3.6%        4.0%        4.3%
    AndersElite
    Revenues                                $  39,515      41,787      33,722
    Gross profit                                9,837       9,486       8,736
    Gross profit margin                          24.9%       22.7%       25.9%
    Operating profit                            1,518       2,099       1,766
    Operating profit margin                       3.8%        5.0%        5.2%
    Todays Staffing
    Revenues                                $  29,901      30,664      34,572
    Gross profit                                7,986       8,135       9,821
    Gross profit margin                          26.7%       26.5%       28.4%
    Operating profit                              456         862       1,392
    Operating profit margin                       1.5%        2.8%        4.0%
    Management Recruiters International
    Revenues                                $  14,119      12,054      15,673
    Gross profit                                9,551       7,698      10,067
    Gross profit margin                          67.6%       63.9%       64.2%
    Operating profit                            2,326         165         683
    Operating profit margin                      16.5%        1.4%        4.4%

SOURCE  CDI Corporation
    -0-                             04/22/2004
    /CONTACT: Vincent Webb, Vice President, Corporate Communications and Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com; or Jay Stuart, Chief Financial Officer, +1-215-636-1141, Jay.Stuart@cdicorp.com, both of CDI Corporation/
    /Web site:  http://www.cdicorp.com/
    (CDI)
CO:  CDI Corporation
ST:  Pennsylvania
IN:  CPR
SU:  ERN ERP MAV CCA DIV